Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-171806

Product Prospectus Supplement ML-ES-1 to the Prospectus dated January 28, 2011 and the Prospectus Supplement dated January 28, 2011
Royal Bank of Canada Senior Global Medium-Term Notes, Series E Market-Linked Notes Linked to One or More Equity Securities
GENERAL TERMS

Royal Bank of Canada may offer and sell market-linked notes (the “notes”) from time to time of any maturity.  The prospectus dated January 28, 2011, the prospectus supplement dated January 28, 2011 and this product prospectus supplement describe terms that will apply generally to the notes, including any notes you purchase.  A separate pricing supplement will describe the terms that apply specifically to your notes, including any changes to the terms specified below.  If the terms described in the relevant pricing supplement are inconsistent with those described in this document or in the accompanying prospectus supplement or prospectus, the terms described in the relevant pricing supplement will control.

The notes are unsecured notes linked to the performance of one or more equity securities (each, a “Reference Asset”) specified in the relevant pricing supplement.  If the Reference Asset of your notes consists of more than one equity security, we may refer to the Reference Assets as a “Basket” and each applicable component of the Reference Asset as a “Basket Component.”  The payment at maturity on your notes will be based on the performance of the Reference Asset during the term of your notes. Subject to our creditworthiness, the minimum payment at maturity will be an amount that is greater than or equal to the principal amount, or, if so specified in the relevant pricing supplement, may be an amount that is less than the principal amount.  The notes are designed for investors who are seeking exposure to the Reference Asset and who anticipate that the value of the Reference Asset will increase (or, in the case of bearish notes, decrease) from its Initial Level to the Final Level on the applicable valuation date or dates.

The notes will not be listed on any securities exchange.

Your investment in the notes involves certain risks.  See “Additional Risk Factors Specific to the Notes” beginning on page PS-3 to read about investment risks relating to the notes.  If so specified in the relevant pricing supplement, you may lose a portion of your principal amount at maturity.

The price at which you purchase the notes includes hedging costs and profits that Royal Bank of Canada or its affiliates expect to incur or realize.  These costs and profits will reduce the secondary market price, if any secondary market develops, for the notes.  As a result, you will experience an immediate and substantial decline in the value of your notes on the issue date.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission or any other regulatory body has approved or disapproved of the notes or passed upon the accuracy of this product prospectus supplement or the accompanying prospectus and prospectus supplement.  Any representation to the contrary is a criminal offense.

We may use this product prospectus supplement in the initial sale of a note.  In addition, RBC Capital Markets, LLC or one of our other affiliates may use this product prospectus supplement in a market-making transaction in a note after its initial sale.  Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this product prospectus supplement is being used in a market-making transaction.

The notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality.

RBC Capital Markets, LLC

Product Prospectus Supplement dated March 3, 2011

Product Prospectus Supplement

Summary	PS-1
Additional Risk Factors Specific to the Notes	PS-3
General Terms of the Notes	PS-11
Hypothetical Returns on Your Notes	PS-21
Use of Proceeds and Hedging	PS-22
Underlying Stock Issuers	PS-23
Historical Reference Asset Value Information	PS-24
Supplemental Discussion of Canadian Tax Consequences	PS-25
Supplemental Discussion of U.S. Federal Income Tax Consequences	PS-26
Employee Retirement Income Security Act	PS-30
Supplemental Plan of Distribution	PS-31

Prospectus Supplement dated January 28, 2011

About This Prospectus Supplement	i
Risk Factors	1
Use of Proceeds	5
Description of the Notes We May Offer	5
Certain Income Tax Consequences	26
Supplemental Plan of Distribution	27
Documents Filed as Part of the Registration Statement	29

Prospectus dated January 28, 2011

Documents Incorporated by Reference	i
Where You Can Find More Information	ii
Further Information	ii
About This Prospectus	iii
Risk Factors	1
Royal Bank of Canada	1
Presentation of Financial Information	1
Caution Regarding Forward-Looking Statements	2
Use of Proceeds	2
Consolidated Ratios of Earnings to Fixed Charges	3
Consolidated Capitalization and Indebtedness	4
Description of Debt Securities	5
Tax Consequences	22
Plan of Distribution	34
Conflicts of Interest	36
Benefit Plan Investor Considerations	38
Limitations on Enforcement of U.S. Laws Against the Bank, Our Management and Others	39
Validity of Securities	39
Experts	39
Other Expenses of Issuance and Distribution	40

In this product prospectus supplement, references to the “accompanying prospectus” mean the accompanying prospectus, dated January 28, 2011, as supplemented by the accompanying prospectus supplement, dated January 28, 2011, of Royal Bank of Canada.  References to the “relevant pricing supplement” mean the pricing supplement that describes the specific terms of your notes.

i

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this product prospectus supplement, the accompanying prospectus supplement and the prospectus, as well as the relevant pricing supplement.

Issuer:	Royal Bank of Canada (“Royal Bank”).

Underwriter:	RBC Capital Markets, LLC.

Issue:	Senior Global Medium-Term Notes, Series E.

Issue Date:	As specified in the relevant pricing supplement.

Reference Asset or Basket:	The Reference Asset may consist of an individual equity security or a weighted basket comprised of equity securities, as specified in the relevant pricing supplement.

Minimum Investment:	Unless otherwise specified in the relevant pricing supplement, $1,000 (except for certain non-U.S. investors for whom the minimum investment will be higher).

Denominations:	Unless otherwise specified in the relevant pricing supplement, the notes will be issued in denominations of $1,000 and integral multiples in excess of $1,000 (except for certain non-U.S. investors for whom the denomination will be higher).

Interest rate (coupon):	Unless specified in the relevant pricing supplement, we will not pay you interest during the term of the notes.

Payment at Maturity:	Unless the relevant pricing supplement specifies otherwise, the payment at maturity will be based on the Reference Asset Performance and will be calculated as follows:

● if the Reference Asset Performance (as set forth below) is greater than 0%, you will receive an amount equal to the sum of (i) the principal amount of your notes and (ii) the product of (a) the principal amount of your notes, (b) the Reference Asset Performance and (c) the participation rate specified in the relevant pricing supplement; and

● if the Reference Asset Performance is less than or equal to 0%, you will receive an amount equal to the principal amount of your notes (or a lower amount, if so specified in the relevant pricing supplement).

Reference Asset Performance:
Bullish Notes.  Unless the relevant pricing supplement specifies otherwise, for notes that offer a coupon based on an increase in the value of the Reference Asset, which we refer to as “bullish notes”, the Reference Asset Performance is the amount (expressed as a percentage and rounded to four decimal places), if any, calculated as follows:

C(f) – C(i)
C(i)

Bearish Notes.  Unless the relevant pricing supplement specifies otherwise, for notes that offer a coupon based on a decrease in the value of the Reference Asset, which we refer to as “bearish notes”, the Reference Asset Performance is the amount (expressed as a percentage and rounded to four decimal places), if any, calculated as follows:

C(i) – C(f)
C(i)

With respect to the notes:

C(f) is the Final Level of the Reference Asset, “C”; and

C(i) is the Initial Level of the Reference Asset, “C”, on the pricing date.

Unless the relevant pricing supplement specifies otherwise, the Initial Level and the Final Level will be determined using the closing price per share of the Reference Asset on the relevant dates.

The participation rate will be specified in the relevant pricing supplement.

Valuation Date(s):
Unless otherwise specified in the relevant pricing supplement, the valuation date, or if there is more than one valuation date, the final valuation date, will be the third trading day prior to the maturity date, subject to extension for up to ten trading days for market disruption events.

Maturity Date:	As specified in the relevant pricing supplement.

CUSIP:	As specified in the relevant pricing supplement.

Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg, as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the accompanying prospectus).

Listing:	The notes will not be listed on any securities exchange.

Calculation Agent:	RBC Capital Markets, LLC.

ADDITIONAL RISK FACTORS SPECIFIC TO THE NOTES

An investment in the notes is subject to the risks described below, as well as the risks described under “Risk Factors” in the accompanying prospectus and the prospectus supplement.  The notes are not secured debt and are riskier than ordinary unsecured debt securities.  Also, investing in the notes is not equivalent to investing directly in the applicable Reference Asset.  You should carefully consider whether the notes are suited to your particular circumstances.  This product prospectus supplement should be read together with the accompanying prospectus, the prospectus supplement and the relevant pricing supplement.  The information in the accompanying prospectus and the prospectus supplement is supplemented by, and to the extent inconsistent therewith replaced and superseded by, the information in this product prospectus supplement and the relevant pricing supplement.  This section describes the most significant risks relating to the terms of the notes.  We urge you to read the following information about these risks, together with the other information in this product prospectus supplement and the accompanying prospectus, the prospectus supplement and the relevant pricing supplement, before investing in the notes.

General Risks Relating to the Notes

The Notes Are Intended to Be Held to Maturity.

Your principal is only protected, to the extent specified in the relevant pricing supplement, if you hold your notes until maturity.  If you sell your notes in the secondary market prior to maturity, you will not receive any principal protection on the portion of your notes sold and may incur a loss.  Therefore, you should be willing to hold your notes to maturity.

If So Specified in the Relevant Pricing Supplement, You May Receive Less than Your Principal Amount at Maturity.

Some of the notes that we may offer may not be fully principal protected.  As a result, you should carefully review the relevant pricing supplement to determine the extent to which your principal is at risk, and whether an investment in the notes is appropriate in light of the amount of your investment that you are prepared to place at risk.

If the notes are only partially principal protected, and the Reference Asset Performance is negative, you may receive less than the principal amount of your notes at maturity.

The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity.

There will be no periodic interest payments on the notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity.  The return that you will receive on your notes, which could be negative, may be less than the return you could earn on other investments.  Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of Royal Bank with the same maturity date or if you invested directly in the Reference Asset.  Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

Your Potential Payment at Maturity May Be Limited.

If your notes are subject to a cap, they will provide less opportunity to participate in the appreciation (or, in the case of bearish notes, depreciation) of the Reference Asset than an investment in a security linked to the Reference Asset providing full participation in the appreciation (or, in the case of bearish notes, depreciation), because the payment at maturity will not exceed the maximum return specified in the relevant pricing supplement.  Accordingly, your return on the notes may be less than your return would be if you made an investment in a security directly linked to the positive (or, in the case of bearish notes, negative) performance of the Reference Asset.

Owning the Notes Is Not the Same as Owning the Reference Asset or its Components or a Security Directly Linked to the Performance of the Reference Asset or its Components.

The return on your notes will not reflect the return you would realize if you actually owned the Reference Asset or its components or a security directly linked to the performance of the Reference Asset or its underlying components and held that investment for a similar period because:

•	your notes may be subject to a cap, in which case the payment at maturity will not exceed the maximum return set forth in the relevant pricing supplement; and

•
the value of the Reference Asset may be calculated in part by reference only to the prices of the applicable equity securities, without taking into consideration the value of any dividends paid on those securities.

Your notes may trade quite differently from the Reference Asset.  Changes in the value of the Reference Asset may not result in comparable changes in the market value of your notes.  Even if the value of the Reference Asset increases (or, in the case of bearish notes, decreases) from the Initial Level during the term of the notes, the market value of the notes prior to maturity may not increase to the same extent.  It is also possible for the market value of the notes prior to maturity to decrease while the value of the Reference Asset increases (or, in the case of bearish notes, decreases).

There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses.

There may be little or no secondary market for the notes.  The notes will not be listed on any securities exchange.  RBC Capital Markets, LLC and other affiliates of Royal Bank may make a market for the notes; however, they are not required to do so.  RBC Capital Markets, LLC or any other affiliate of Royal Bank may stop any market-making activities at any time.  Even if a secondary market for the notes develops, it may not provide significant liquidity or trade at prices advantageous to you.  We expect that transaction costs in any secondary market would be high.  As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

If you sell your notes before maturity, you may have to do so at a substantial discount from the issue price, and as a result, you may suffer substantial losses.

You May Not Realize a Gain on the Notes.

If the Reference Asset Performance is zero or negative, the payment at maturity with respect to the notes will be limited to the principal amount, or such lower amount as may be specified in the relevant pricing supplement.  This will be true even if the value of the Reference Asset has increased (or, in the case of bearish notes, decreased) as of some date or dates before decreasing to a value below the Initial Level (or, in the case of bearish notes, increasing to a value above the Initial Level) on the applicable valuation date(s), because the payment at maturity will be calculated solely on the basis of the Reference Asset Performance as of the valuation date(s).  You should therefore be prepared to realize no positive return on the principal amount of your notes during the term of the notes.

If Your Notes Are Callable at Our Option, the Appreciation Potential of Your Notes May Be Limited.

Some notes that we issue may be callable at our option prior to the maturity date.  If your notes are so called, the amount that you will realize will be limited to the amount determined in accordance with the relevant pricing supplement.  As a result, it is possible that while the value of the Reference Asset may have increased substantially (or decreased substantially, in the case of bearish notes), your return may not take into account the full extent of such increase (or decrease).  Your return on the notes may be less than the appreciation (or, in the case of bearish notes, depreciation) of the Reference Asset.  You may also receive the proceeds from the redemption at a time when market conditions do not permit you to obtain a new investment with your desired rate of return.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors.

The following factors, which are beyond our control, may influence the market value of your notes:

•	the value of the Reference Asset;

•	if your notes are subject to a cap, your potential return on the notes will be limited;

•	the volatility (i.e., the frequency and magnitude of changes) of the value of the Reference Asset;

•	the dividend rate on the applicable equity securities;

•
economic, financial, political, military, regulatory, legal and other events that affect the applicable securities markets generally and the U.S. markets in particular, and which may affect the value of the Reference Asset;

•	interest and yield rates in the market; and

•	the time remaining to maturity of the notes.

These factors may influence the market value of your notes if you sell your notes before maturity.  Our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market will also affect the market value of your notes.  If you sell your notes prior to maturity, you may receive less than the principal amount of your notes.

Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes.

The notes are Royal Bank’s senior unsecured debt securities.  As a result, your receipt of the amount due on the maturity date, including any principal protection, is dependent upon Royal Bank’s ability to repay its obligations at that time.  This will be the case even if the value of the Reference Asset increases (or, in the case of bearish notes, decreases) after the pricing date.  No assurance can be given as to what our financial condition will be at the maturity of the notes.

If Your Notes Are Linked to a Basket, Changes in the Value of One or More Basket Components May Be Offset by Changes in the Value of One or More Other Basket Components.

Your notes may be linked to a Basket.  In such a case, a change in the values of one or more Basket Components may not correlate with changes in the values of one or more other Basket Components.  The value of one or more Basket Components may increase, while the value of one or more other Basket Components may not increase as much, or may even decrease.  The opposite changes may occur in the case of bearish notes.  Therefore, in determining the value of the Basket as of any time, increases (or, in the case of bearish notes, decreases) in the value of one Basket Component may be moderated, or wholly offset, by lesser increases or decreases (or, in the case of bearish notes, lesser decreases and increases) in the value of one or more other Basket Components.  If the weightings of the applicable Basket Components are not equal, changes in the values of the Basket Components which are more heavily weighted could have a disproportionately adverse impact upon your notes.

The Amount to Be Paid at Maturity Will Not Be Affected by All Developments Relating to the Reference Asset.

Changes in the value of the Reference Asset during the term of the notes before the relevant valuation date or valuation dates will not be reflected in the calculation of the payment at maturity.  The calculation agent will calculate this amount by comparing only the Final Level to the Initial Level.  No other values of the Reference Asset will be taken into account.  As a result, your return may be limited to the principal amount of your notes (or such lower amount as may be specified in the relevant pricing supplement), even if the value of the Reference Asset has increased (or, in the case of bearish notes, decreased) at certain times during the term of the notes before decreasing to a value below (or, in the case of bearish notes, increasing to a value above) the Initial Level.

We Will Not Hold Any Asset Comprising the Reference Asset for Your Benefit.

The indenture and the terms governing your notes do not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of the securities that may comprise the Reference Asset that we or they may acquire.  Neither we nor our affiliates will pledge or otherwise hold any assets for your benefit, including any Reference Asset or its components.  Consequently, in the event of our bankruptcy, insolvency or liquidation, any of those assets that we own will be subject to the claims of our creditors generally and will not be available for your benefit specifically.

You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to the Reference Asset.

In the ordinary course of their business, our affiliates may have expressed views on expected movements in any Reference Asset or its components, and may do so in the future.  These views or reports may be communicated to our clients and clients of our affiliates.  However, these views are subject to change from time to time.  Moreover, other professionals who transact business in markets relating to any Reference Asset or its components may at any time have significantly different views from those of our affiliates.  For these reasons, you are encouraged to derive information concerning the applicable Reference Asset or its components from multiple sources, and you should not rely solely on views expressed by our affiliates.

Trading and Other Transactions by Royal Bank or its Affiliates in the Reference Asset or Its Components, Futures, Options, Exchange-Traded Funds or Other Derivative Products May Adversely Affect the Market Value of the Notes.

As described below under “Use of Proceeds and Hedging”, we or one or more affiliates may hedge our obligations under the notes by purchasing or selling the Reference Asset or its components, futures or options on the Reference Asset or its components, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the Reference Asset or its components.  We or our affiliates may adjust these hedges by, among other things, purchasing or selling those assets at any time.  Although they are not expected to, any of these hedging activities may adversely affect the value of the Reference Asset or its components, and, therefore, the market value of the notes.  It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the notes decreases.

We or one or more of our affiliates may also engage in trading in the Reference Asset or its components and other investments relating to those assets on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions.  Any of these activities could adversely affect the value of the Reference Asset or its components and, therefore, the market value of the notes.  We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Reference Asset or its components.  By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes.

The Inclusion in the Purchase Price of the Notes of a Selling Concession and of Our Cost of Hedging Our Market Risk under the Notes is Likely to Adversely Affect the Market Value of the Notes.

The price at which you purchase the notes includes a selling concession (including a broker’s commission), as well as the costs that we (or one of our affiliates) expect to incur in the hedging of our market risk under the notes.  The hedging costs include the expected cost of undertaking this hedge, as well as the profit that we (or our affiliates) expect to realize in consideration for assuming the risks inherent in providing the hedge.  As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your notes prior to maturity will likely be less than your original purchase price.  We expect that this effect will be greater if it occurs earlier in the term of the notes than if it occurs later in the term of the notes.

The Business Activities of Royal Bank or its Affiliates May Create Conflicts of Interest.

As noted above, we and our affiliates expect to engage in trading activities related to the Reference Asset or its components that are not for the account of holders of the notes or on their behalf.  These trading activities may present a conflict between the holders’ interests in the notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management.  These trading activities, if they influence the value of the Reference Asset or its components, could be adverse to the interests of the holders of the notes.  We and one or more of our affiliates may, at present or in the future, engage in business with the issuers of the equity securities included in a Reference Asset, including making loans to or providing advisory services to those companies.  These services could include investment banking and merger and acquisition advisory services.  These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the notes.  Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Asset or its components.  This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes.  Any of these activities by us or one or more of our affiliates may affect the value of the Reference Asset or its components and, therefore, the market value of the notes.

The Calculation Agent Can Postpone the Determination of the Final Level if a Market Disruption Event Occurs.

The determination of the Final Level may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on any valuation date with respect to the Reference Asset.  If such a postponement occurs, the calculation agent will use the closing price of the Reference Asset on the first subsequent business day on which no market disruption event occurs or is continuing.  In no event, however, will any valuation date be postponed by more than ten trading days.  As a result, if a market disruption event occurs or is continuing on a valuation date, the maturity date for the notes could also be postponed, although not by more than ten trading days.

If the determination of the price of the Reference Asset for any valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the price of the Reference Asset will be determined by the calculation agent.  In such an event, the calculation agent will make a good faith estimate in its sole discretion of the price that would have prevailed in the absence of the market disruption event.  See “General Terms of the Notes—Market Disruption Events”.

There Are Potential Conflicts of Interest Between You and the Calculation Agent.

The calculation agent will, among other things, determine the amount of your payment at maturity on the notes.  Our wholly-owned subsidiary, RBC Capital Markets, LLC, will serve as the calculation agent.  We may change the calculation agent after the original issue date without notice to you.  The calculation agent will exercise its judgment when performing its functions.  For example, the calculation agent may have to determine whether a market disruption event affecting the Reference Asset has occurred, and make certain adjustments with respect to the Reference Asset if certain corporate events occur.  These determinations may, in turn, depend on the calculation agent’s judgment whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions.  Since these determinations by the calculation agent will affect the payment at maturity on the notes, the calculation agent may have a conflict of interest if it needs to make any determination of this kind.

The Historical Performance of the Reference Asset or its Components Should Not Be Taken as an Indication of Their Future Performance.

The value of the Reference Asset will determine the amount to be paid on the notes at maturity.  The historical performance of the Reference Asset or its components does not necessarily give an indication of their future performance.  As a result, it is impossible to predict whether the value of the Reference Asset will rise or fall during the term of the notes.  The value of the Reference Asset and its components will be influenced by complex and interrelated political, economic, financial and other factors.

Non-U.S. Investors May Be Subject to Certain Additional Risks.

The notes will be denominated in U.S. dollars.  If you are a non-U.S. investor who purchases the notes with a currency other than U.S. dollars, changes in rates of exchange may have an adverse effect on the value, price or returns of your investment.

This product prospectus supplement contains a general description of certain U.S. tax considerations relating to the notes.  If you are a non-U.S. investor, you should consult your tax advisors as to the consequences, under the tax laws of the country where you are resident for tax purposes, of acquiring, holding and disposing of the notes and receiving the payments that might be due under the notes.

This product prospectus supplement also contains a general description of certain Canadian tax considerations relating to the notes.  If you are not a Non-resident Holder (as that term is defined in “Tax Consequences-Canadian Taxation” in the accompanying prospectus) or if you acquire the notes in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the notes and receiving the payments that might be due under the notes.

 For Notes with a Term that Exceeds One Year, U.S. Taxpayers Will Be Required to Pay Taxes on the Notes Each Year.

Notes with a term that exceeds one year will likely be treated as debt instruments subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes.  If you are a U.S. individual or taxable entity, you generally will be required to pay taxes on ordinary income over the term of such notes based on the comparable yield for the notes, even though you will not receive any payments from us until maturity.  This comparable yield is determined solely to calculate the amounts you will be taxed on prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be.  Any gain you may recognize on the sale or maturity of the notes will be ordinary income in the case of notes with a term of more than one year.  Any loss you may recognize upon the sale of notes with a term of more than one year will generally be ordinary loss to the extent of the interest you included as income in the current or previous taxable years in respect of the notes and thereafter will be capital loss.

For further discussion, see “Supplemental Discussion of U.S. Federal Income Tax Consequences” below.

Certain Considerations for Insurance Companies and Employee Benefit Plans.

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the notes. For additional information, please see the discussion under “Employee Retirement Income Security Act” below.

Risks Relating to the Applicable Reference Asset

You Will Not Have Any Shareholder Rights and Will Have No Right to Receive any Shares of the Reference Asset at Maturity.

Investing in the notes will not make you a holder of any of the constituent equity securities of the Reference Asset.  Neither you nor any other holder or owner of the notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to any of these securities.

An Investment in the Notes May Be Subject to Risks Associated with Non-U.S. Securities Markets.

The Reference Asset may include one or more equity securities that have been issued by non-U.S. companies.  An investment in securities linked to the value of non-U.S. equity securities involves particular risks.  Non-U.S. securities may be more volatile than U.S. securities, and market developments may affect non-U.S. securities differently from the U.S. securities.  Direct or indirect government intervention to stabilize these non-U.S. securities, as well as cross shareholdings among non-U.S. companies, may affect trading prices and volumes in those securities.

Securities prices of non-U.S. companies are subject to political, economic, financial and social factors that may be unique to the particular country.  These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the economic and fiscal policies of non-U.S. governments, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities, the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region.  Moreover, the economies of certain foreign countries may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, trade surpluses or deficits, capital reinvestment, resources and self-sufficiency.

We Do Not Control Any Company Included in a Reference Asset and Are Not Responsible for Any Disclosure Made by Any Other Company.

Neither we nor any of our affiliates have the ability to control the actions of any of the companies included in a Reference Asset, nor do we assume any responsibility for the adequacy or accuracy of any publicly available information about any of these companies, unless (and only to the extent that) our securities or the securities of our affiliates are represented by that Reference Asset.  You should make your own investigation into the companies represented by the applicable Reference Asset.

You Will Have Limited Anti-Dilution Protection.

The calculation agent will adjust the Initial Level of the Reference Asset for stock splits, reverse stock splits, stock dividends, extraordinary dividends and other events that affect the applicable issuer’s capital structure, but only in the situations we describe in “General Terms of the Notes—Anti-Dilution Adjustments” below.  The calculation agent will not be required to make an adjustment for every corporate event that may affect the relevant security.  For example, the calculation agent will not make any adjustments for events such as an offering by the relevant issuer of equity securities, a tender or exchange offer for the issuer’s shares at a premium to its then-current market price by that issuer or a tender or exchange offer for less than all outstanding shares of that issuer by a third party.  Those events or other actions by the applicable issuer or a third party may nevertheless adversely affect the value of the Reference Asset, and adversely affect the value of your notes.

Risks Relating to the Reference Asset that Is or Includes an American Depositary Receipt (“ADR”)

The Value of an ADR May Not Accurately Track the Value of the Common Shares of the Applicable Company.

If the Reference Asset is or includes an ADR, each ADR will represent shares of the relevant company (an “Underlying Company”).  The trading patterns of the ADRs will generally reflect the characteristics and valuations of the underlying common shares; however, the value of the ADRs may not completely track the value of those shares.  Trading volume and pricing on the applicable non-U.S. exchange may, but will not necessarily, have similar characteristics as the ADRs.  For example, certain factors may increase or decrease the public float of the ADRs and, as a result, the ADRs may have less liquidity or lower market value than the underlying common shares.

Adverse Trading Conditions in the Applicable Non-U.S. Market May Negatively Affect the Value of the Reference Asset that Is or Includes an ADR.

Holders of the Underlying Company’s ADRs may usually surrender the ADRs in order to receive and trade the underlying common shares.  This provision permits investors in the ADRs to take advantage of price differentials between markets.  However, this provision may also cause the market prices of the applicable ADRs to more closely correspond with the values of the common shares in the applicable non-U.S. markets.  As a result, a market outside of the U.S. for the underlying common shares that is not liquid may also result in an illiquid market for the ADRs.

Other Risk Factors Relating to the Applicable Reference Asset

The relevant pricing supplement may set forth additional risk factors as to the Reference Asset that you should review prior to purchasing the notes.

GENERAL TERMS OF THE NOTES

Please note that in this section entitled “General Terms of the Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary.  Owners of beneficial interests in the notes should read the section entitled “Description of the Notes We May Offer—Legal Ownership” in the accompanying prospectus supplement and “Description of Debt Securities—Ownership and Book-Entry Issuance” in the accompanying prospectus.

In addition to the terms described in the “Summary” section above, the following general terms will apply to the notes, including your notes:

Specified Currency

Unless otherwise specified in the relevant pricing supplement, all payments on the notes will be made in U.S. dollars (“$”).

Form and Denomination

The notes will be issued only in global form through DTC.  Unless otherwise specified in the relevant pricing supplement, the notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

No Listing

Your notes will not be listed or displayed on any securities exchange.

Defeasance, Default Amount, Other Terms

Neither full defeasance nor covenant defeasance will apply to your notes.  The following will apply to your notes:

•	the default amount will be payable on any acceleration of the maturity of your notes as described under “—Default Amount on Acceleration” below;

•	a business day for your notes will have the meaning described under “—Special Calculation Provisions—Business Day” below; and

•	a trading day for your notes will have the meaning described under “—Special Calculation Provisions—Trading Day” below.

Please note that the information about the issuance, issue date, issue price discounts or commissions and net proceeds to Royal Bank in the relevant pricing supplement relates only to the initial issuance and sale of the notes.  If you have purchased your notes in a market-making transaction after the initial issuance and sale, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

Payment at Maturity

Subject to our credit risk as issuer of the notes, you will receive a cash payment at maturity that is based on the Reference Asset Performance, which may be positive or negative.  Unless the relevant pricing supplement specifies otherwise, the payment at maturity will be calculated as follows:

•
if the Reference Asset Performance (as set forth below) is greater than 0%, you will receive an amount equal to the sum of (i) the principal amount of your notes and (ii) the product of (a) the principal amount of your notes, (b) the Reference Asset Performance and (c) the participation rate specified in the relevant pricing supplement; and

•
if the Reference Asset Performance is less than or equal to 0%, you will receive an amount equal to the principal amount of your notes (or a lower amount, if so specified in the relevant pricing supplement).

Bullish Notes.  Unless the relevant pricing supplement specifies otherwise, for notes that offer a coupon based on an increase in the value of the Reference Asset, which we refer to as “bullish notes”, the Reference Asset Performance is the amount (expressed as a percentage and rounded to four decimal places), if any, calculated as follows:

C(f) – C(i)
C(i)

Bearish Notes.  Unless the relevant pricing supplement specifies otherwise, for notes that offer a coupon based on a decrease in the value of the Reference Asset, which we refer to as “bearish notes”, the Reference Asset Performance is the amount (expressed as a percentage and rounded to four decimal places), if any, calculated as follows:

C(i) – C(f)
C(i)

With respect to the notes:

C(f) is the Final Level of the Reference Asset, “C”; and

C(i) is the Initial Level of the Reference Asset, “C”, on the pricing date.

Unless the relevant pricing supplement specifies otherwise, the Initial Level and the Final Level will be determined using the closing price per share of the Reference Asset on the relevant dates.

Participation Rate

The participation rate indicates the extent to which your notes will participate in the Reference Asset Performance.  The participation rate may be less than, equal to, or greater than 100%.  If the participation rate is less than 100%, your notes will participate in less than the full Reference Asset Performance.  If the participation rate is greater than 100%, your notes will participate in the Reference Asset Performance on a leveraged basis.  The participation rate will be specified in the relevant pricing supplement.

Valuation Date(s)

Unless otherwise specified in the relevant pricing supplement, the valuation date (if there is only one valuation date applicable to the notes) or the final valuation date (if there is more than one valuation date applicable to the notes) will be the third trading day before the maturity date specified in the relevant pricing supplement.  If the calculation agent determines that a market disruption event occurs or is continuing on any valuation date applicable to the notes, the Final Level will be determined according to the calculation in “—Market Disruption Events” below.

Maturity Date

Unless otherwise specified in the relevant pricing supplement, the maturity date will be the third scheduled business day following the valuation date or the final valuation date, as applicable, unless that date is not a business day, in which case the maturity date will be the next following business day.  The maturity date will be postponed by the same number of trading days as the valuation date or the final valuation date, as applicable, if a market disruption event occurs or is continuing as described above.  No interest will accrue past the maturity date specified in the relevant pricing supplement.

Market Disruption Events

Unless the relevant pricing supplement specifies otherwise, if the Final Level will be determined on a single valuation date and a market disruption event occurs or is continuing on that date, the Final Level will equal the closing price of the Reference Asset on the first trading day following the valuation date on which the calculation agent determines that a market disruption event is not continuing.  If a market disruption event occurs or is continuing on each trading day to and including the tenth trading day following the valuation date, the Final Level will be determined (or, if not determinable, estimated by the calculation agent in a manner which is considered commercially reasonable under the circumstances) by the calculation agent on that tenth trading day, regardless of the occurrence or continuation of a market disruption event on that day.  In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Final Level that would have prevailed in the absence of the market disruption event.

Unless the relevant pricing supplement specifies otherwise, if the Final Level will be determined over more than one valuation date and a market disruption event occurs or is continuing on any scheduled valuation date other than the final valuation date, the closing price of the Reference Asset for that valuation date will equal the closing price of the Reference Asset on the next scheduled valuation date.  For example, if a market disruption event occurs or is continuing on the first and second scheduled valuation dates, but not on the third scheduled valuation date, then the closing price of the Reference Asset on the third scheduled valuation date will also be deemed to be the closing price of the Reference Asset on the first and second scheduled valuation dates.  If no further scheduled valuation dates occur after a valuation date on which a market disruption event occurs or is continuing or if a market disruption event occurs or is continuing on the final valuation date, then the closing price of the Reference Asset for that valuation date will be determined (or, if not determinable, estimated by the calculation agent in a manner which is considered to be commercially reasonable under the circumstances) by the calculation agent on that final valuation date, regardless of the occurrence or continuation of a market disruption event on that day.  In such an event, the calculation agent will make a good faith estimate in its sole discretion of the closing price of the Reference Asset that would have prevailed in the absence of the market disruption event.

A market disruption event means any event, circumstance or cause which Royal Bank determines, and the calculation agent confirms, has or will have a material adverse effect on the ability of Royal Bank to perform its obligations under the notes or to hedge its position in respect of its obligations to make payment of amounts owing thereunder and more specifically includes the following events to the extent that they have such effect with respect to any equity security included in the Reference Asset:

•
a suspension, absence or limitation of trading in (i) that security in its primary market, as determined by the calculation agent, or (ii) futures or options contracts relating to that security in the primary market for those contracts, as determined by the calculation agent;

•
any event that disrupts or impairs, as determined by the calculation agent, the ability of market participants to (i) effect transactions in, or obtain market values for, the security in its primary market, or (ii) effect transactions in, or obtain market values for, futures or options contracts relating the security in its primary market;

•
the closure on any day of the primary market for that security on a scheduled trading day prior to the scheduled weekday closing time of that market (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by the primary market at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such primary market on such scheduled trading day for such primary market and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such scheduled trading day for such primary market;

•
any scheduled trading day on which (i) the primary market for that security or (ii) the exchanges or quotation systems, if any, on which futures or options contracts on that security are traded, fails to open for trading during its regular trading session; or

•
any other event, if the calculation agent determines that the event interferes with our ability or the ability of any of our affiliates to unwind all or a portion of a hedge with respect to the notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging”.

Anti-Dilution Adjustments

The Initial Level will be specified in the relevant pricing supplement.  The calculation agent will adjust the Initial Level if any of the dilution events described below occurs with respect to the Reference Asset.  If your notes are linked to a Basket, the terms of your notes will be adjusted as deemed necessary by the calculation agent to equitably reflect the provisions set forth in this section; for example, depending upon the terms of your notes, only the Initial Level of the applicable equity security may require adjustment, and only the applicable security would be replaced in the Basket if so provided under “—Valuation of Distribution Property” and “—Substitution”, below.

The calculation agent will adjust the Initial Level as described below, but only if an event below under this section occurs with respect to the Reference Asset and only if the relevant event occurs during the period described under the applicable subsection.  The Initial Level will be subject to the adjustments described below, independently and separately, with respect to the dilution events that affect the Reference Asset.

If more than one anti-dilution event requiring adjustment occurs with respect to the Initial Level, the calculation agent will adjust that Initial Level for each event, sequentially, in the order in which the events occur, and on a cumulative basis.  Therefore, having adjusted the Initial Level for the first event, the calculation agent will adjust the Initial Level for the second event, applying the required adjustment to the Initial Level as already adjusted for the first event, and so on for each event.  If an event requiring an anti-dilution adjustment occurs, the calculation agent will make the adjustment with a view to offsetting, to the extent practical, any change in the economic position of the holder and us, relative to your notes, that results solely from that event.  The calculation agent may, in its sole discretion, modify the anti-dilution adjustments as necessary to ensure an equitable result.

Stock Splits and Stock Dividends

A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity.  When a corporation pays a stock dividend, it issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own.  Each outstanding share will be worth less as a result of a stock split or stock dividend.

If the Reference Asset is subject to a stock split or receives a stock dividend, then the calculation agent will adjust the Initial Level by dividing the prior Initial Level—that is, the Initial Level before the stock split or stock dividend—by the number equal to:  (1) the number of shares of the Reference Asset outstanding immediately after the stock split or stock dividend becomes effective; divided by (2) the number of shares of the Reference Asset outstanding immediately before the stock split or stock dividend becomes effective.  The Initial Level will not be adjusted, however, unless:

•
in the case of a stock split, the first day on which the Reference Asset trades without the right to receive the stock split occurs after the pricing date and on or before the applicable valuation date; or

•	in the case of a stock dividend, the ex-dividend date occurs after the pricing date and on or before the applicable valuation date.

The ex-dividend date for any dividend or other distribution with respect to the Reference Asset is the first day on which the Reference Asset trades without the right to receive that dividend or other distribution.

Reverse Stock Splits

A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity.  Each outstanding share will be worth more as a result of a reverse stock split.

If the Reference Asset is subject to a reverse stock split, then the calculation agent will adjust the Initial Level by multiplying the prior Initial Level by a number equal to:  (1) the number of shares of the Reference Asset outstanding immediately before the reverse stock split becomes effective; divided by (2) the number of shares of the Reference Asset outstanding immediately after the reverse stock split becomes effective.  The Initial Level will not be adjusted, however, unless the reverse stock split becomes effective after the pricing date and on or before the applicable valuation date.

Extraordinary Dividends

Any distribution or dividend on the Reference Asset determined by the calculation agent to be a distribution or dividend that is not in the ordinary course of the issuer’s historical dividend practices will be deemed to be an extraordinary dividend.  The calculation agent will determine if the dividend is an extraordinary dividend and, if so, the amount of the extraordinary dividend.  Each outstanding share will be worth less as a result of an extraordinary dividend.

If any extraordinary dividend occurs with respect to the Reference Asset, the calculation agent will adjust the Initial Level to equal the product of:  (1) the prior Initial Level times (2) a fraction, the numerator of which is the amount by which the closing price of the Reference Asset on the business day before the ex-dividend date exceeds the extraordinary dividend amount and the denominator of which is the closing price of the Reference Asset on the business day before the ex-dividend date.  The Initial Level will not be adjusted, however, unless the ex-dividend date occurs after the pricing date and on or before the applicable valuation date.

The extraordinary dividend amount with respect to an extraordinary dividend for the Reference Asset equals:

•
for an extraordinary dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary dividend per share of the Reference Asset minus the amount per share of the immediately preceding dividend, if any, that was not an extraordinary dividend for the Reference Asset; or

•	for an extraordinary dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary dividend.

To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent.  A distribution on the Reference Asset that is a stock dividend, an issuance of transferable rights or warrants or a spin-off event and also an extraordinary dividend will result in an adjustment to the Initial Level only as described under “—Stock Splits and Stock Dividends” above, “—Transferable Rights and Warrants” below or “—Reorganization Events” below, as the case may be, and not as described here.

Transferable Rights and Warrants

If the issuer of the Reference Asset issues transferable rights or warrants to all holders of the Reference Asset to subscribe for or purchase the Reference Asset at an exercise price per share that is less than the closing price of the Reference Asset on the business day before the ex-dividend date for the issuance, then the Initial Level will be adjusted by multiplying the prior Initial Level by the following fraction:

•
the numerator will be the number of shares of the Reference Asset outstanding at the close of business on the day before that ex-dividend date plus the number of additional shares of the Reference Asset that the aggregate offering price of the total number of shares of the Reference Asset so offered for subscription or purchase pursuant to the transferable rights or warrants could purchase at the closing price on the business day before the ex-dividend date, with that number of additional shares being determined by multiplying the total number of shares so offered by the exercise price of those transferable rights or warrants and dividing the resulting product by the closing price on the business day before that ex-dividend date.

•
the denominator will be the number of shares of the Reference Asset outstanding at the close of business on the day before that ex-dividend date plus the number of additional shares of the Reference Asset offered for subscription or purchase under those transferable rights or warrants.

The Initial Level will not be adjusted, however, unless the ex-dividend date described above occurs after the pricing date and on or before the applicable valuation date.

Reorganization Events

If the issuer of the Reference Asset undergoes a reorganization event in which property other than the Reference Asset — e.g., cash and securities of another issuer — is distributed in respect of the Reference Asset, then, for purposes of calculating the value of the Reference Asset, the calculation agent will determine the closing price of the Reference Asset on the applicable valuation date to equal the value of the cash, securities and other property distributed in respect of one share of the Reference Asset.

If the calculation agent determines that, by valuing such cash, securities and other property, a commercially reasonable result is not achieved, then the calculation agent will, in its sole discretion, substitute another stock for that Reference Asset.

Each of the following is a reorganization event with respect to the Reference Asset:

•	the Reference Asset is reclassified or changed;

•
the issuer of the Reference Asset has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but all the outstanding stock is exchanged for or converted into other property;

•	a statutory share exchange involving the outstanding stock and the securities of another entity occurs, other than as part of an event described in the two bullet points above;

•	the issuer of the Reference Asset sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity;

•
the issuer of the Reference Asset effects a spin-off—that is, issues to all holders of the Reference Asset equity securities of another issuer, other than as part of an event described in the four bullet points above;

•	the issuer of the Reference Asset is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law; or

•	another entity completes a tender or exchange offer for all of the outstanding stock of the issuer of the Reference Asset.

Valuation of Distribution Property

If a reorganization event occurs with respect to the Reference Asset, and the calculation agent does not substitute another stock for the Reference Asset as described in “—Substitution” below, then the calculation agent will determine the applicable closing price on each valuation date so as to equal the value of the property—whether it be cash, securities or other property—distributed in the reorganization event in respect of one share of the Reference Asset, as the Reference Asset existed before the date of the reorganization.  We refer to the property distributed in a reorganization event as distribution property, a term we describe in more detail below.  The calculation agent will not make any determination for a reorganization event, however, unless the event becomes effective (or, if the event is a spin-off, unless the ex-dividend date for the spin-off occurs) after the pricing date and on or before the applicable valuation date.

For the purpose of making a determination required by a reorganization event, the calculation agent will determine the value of each type of distribution property, in its sole discretion.  For any distribution property consisting of a security, the calculation agent will use the closing price for the security on the relevant date.  The calculation agent may value other types of property in any manner it determines, in its sole discretion, to be appropriate.  If a holder of the Reference Asset may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder that makes no election, as determined by the calculation agent in its sole discretion.

If a reorganization event occurs and the calculation agent adjusts the closing price of the Reference Asset on a valuation date to equal the value of the distribution property distributed in the event, as described above, the calculation agent will make further determinations for later events that affect the distribution property considered in determining the closing price.  The calculation agent will do so to the same extent that it would make determinations if the Reference Asset were outstanding and were affected by the same kinds of events.

For example, if the issuer of the Reference Asset merges into another company and each share of the Reference Asset is converted into the right to receive two common shares of the surviving company and a specified amount of cash, then on each valuation date the closing price of a share of the Reference Asset will be determined to equal the value of the two common shares of the surviving company plus the specified amount of cash.  The calculation agent will further determine the common share component of such closing price to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in “—Anti-Dilution Adjustments” or as described above in “—Reorganization Events” as if the common shares were the Reference Asset.  In that event, the cash component will not be redetermined but will continue to be a component of the closing price.

When we refer to distribution property, we mean the cash, securities and other property distributed in a reorganization event in respect of the Reference Asset or in respect of whatever securities whose value determines the closing price on a valuation date if any adjustment resulting from a reorganization event has been made in respect of a prior event.  In the case of a spin-off, the distribution property also includes the Reference Asset in respect of which the distribution is made.

If a reorganization event occurs, the distribution property distributed in the event will be substituted for the Reference Asset as described above.  Consequently, in this product prospectus supplement, when we refer to the Reference Asset, we mean any distribution property that is distributed in a reorganization event in respect of the Reference Asset.  Similarly, when we refer to the issuer of the Reference Asset, we mean any successor entity in a reorganization event.

Substitution

If the calculation agent determines that a commercially reasonable result is not achieved by valuing distribution property with respect to the Reference Asset upon becoming subject to a reorganization event, then the calculation agent will, in its sole discretion, substitute another stock for the Reference Asset.  In such case, the adjustments described above in “—Valuation of Distribution Property” will not apply.

If the calculation agent so determines, it may choose, in its sole discretion, the stock of a different company listed on a national securities exchange or quotation system as a substitute for the Reference Asset.  For all purposes, the substitute stock will be deemed to be a stock for purposes hereof.

The calculation agent will determine, in its sole discretion, the Initial Level and/or the manner of valuation of the substitute stock.  The calculation agent will have the right to make such adjustments to the calculation of the individual stock performance as it determines in its sole discretion are necessary to preserve as nearly as possible our and your relative economic position prior to the reorganization event.

Adjustments Relating to ADRs

The Reference Asset may be or include an ADR of an Underlying Company. As a result, for purposes of this section, the calculation agent will consider the effect of any of the relevant events on the holders of the ADRs.  For example, if a holder of the ADRs receives an extraordinary dividend, the provisions described above would apply to the ADRs. On the other hand, if a spin-off occurs, and the ADRs represent both the spun-off security as well as the existing ADRs, the calculation agent may determine not to effect the anti-dilution adjustments set forth in this section.  More particularly, the calculation agent may not make an adjustment (1) if holders of the ADRs are not eligible to participate in any of the events that would otherwise require anti-dilution adjustments as set forth in this section or (2) to the extent that the calculation agent determines that the Underlying Company or the depositary for the ADRs has adjusted the number of common shares of the Underlying Company represented by each ADR so that the market price of the ADRs would not be affected by the corporate event in question.

If the Underlying Company or the depository for the ADRs, in the absence of any of the events described in this section, elects to adjust the number of common shares of the Underlying Company represented by each ADR, then the calculation agent may make the appropriate anti-dilution adjustments to reflect such change. The depository for the ADRs may also make adjustments in respect of the ADRs for share distributions, rights distributions, cash distributions and distributions other than shares, rights, and cash. Upon any such adjustment by the depository, the calculation agent may adjust such terms and conditions of the notes as the calculation agent determines appropriate to account for that event.

Other Events and Adjustments

The calculation agent may make such adjustments to the terms of the notes with respect to any of the events not described above, as it deems in its sole discretion is necessary to ensure an equitable result.

Payment of Additional Amounts

We will pay any amounts to be paid by us on the notes without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“taxes”) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority.  At any time a Canadian taxing jurisdiction requires us to deduct or withhold for or on account of taxes from any payment made under or in respect of the notes, we will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amounts received by each holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount the holder would have received had no such deduction or withholding been required.

However, no Additional Amounts will be payable with respect to a payment made to a holder of a note, which we refer to as an “Excluded Holder”, in respect of a beneficial owner:

(i)	with which we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;

(ii)
which is subject to such taxes by reason of its being connected presently or formerly with Canada or any province or territory thereof otherwise than by reason of the holder’s activity in connection with purchasing the notes, the holding of notes or the receipt of payments thereunder;

(iii)
which presents such note for payment (where presentation is required) more than 30 days after the relevant date (except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting a note for payment on the last day of such 30 day period); for this purpose, the “relevant date” in relation to any payments on any note means:

(a)	the due date for payment thereof, or

(b)
if the full amount of the monies payable on such date has not been received by the trustee on or prior to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to holders of the notes in accordance with the indenture; or

(iv)
who could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or procuring that any third party comply with, any statutory requirements or by making, or procuring that any third party make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority.

For the avoidance of doubt, we will not have any obligation to pay any holders Additional Amounts on any tax which is payable otherwise than by deduction or withholding from payments made under or in respect of the notes at maturity.

We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.  We will furnish to the trustee, within 30 days after the date the payment of any taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the trustee.  We will indemnify and hold harmless each holder of notes (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of (x) any taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the notes, and (y) any taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any such taxes on such holder’s net income or capital.

For additional information, see the section entitled “Supplemental Discussion of Canadian Tax Consequences”.

Default Amount on Acceleration

Unless otherwise specified in the relevant pricing supplement, in case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable on the notes upon any acceleration of the notes will be determined by the calculation agent and will be an amount in cash equal to the amount payable as described under the caption “—Payment at Maturity”, calculated as if the date of acceleration were the final valuation date.

If the maturity of the notes is accelerated because of an event of default, we will, or will cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary, of the cash amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

Manner of Payment and Delivery

Any payment on the notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City.  The payment at maturity will only be made when the notes are surrendered to the trustee at that office.  We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Modified Business Day

As described in the accompanying prospectus, any payment on your note that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date.  For your note, however, the term business day may have a different meaning than it does for other Series E medium-term notes.  We discuss this term under “—Special Calculation Provisions” below.

Role of Calculation Agent

The calculation agent will make all determinations regarding the Final Level, the value of the Reference Asset, business days, trading days, market disruption events, closing prices, anti-dilution adjustments, the default amount, and the amount payable on your notes.  Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.  You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations or confirmations by the calculation agent.

Our subsidiary, RBC Capital Markets, LLC, is currently serving as the calculation agent for the notes.  We may change the calculation agent for your notes at any time without notice and the calculation agent may resign as calculation agent at any time upon 60 days’ written notice to Royal Bank.

Special Calculation Provisions

Business Day

When we refer to a business day with respect to your notes, we mean a day that is a business day of the kind described in the accompanying prospectus supplement, unless otherwise specified in the relevant pricing supplement.  If the relevant pricing supplement specifies a different meaning for the term business day, we will use that modified definition in determining each applicable payment date as well as the maturity date for your notes, all as described in this product prospectus supplement.

Trading Day

When we refer to a trading day with respect to your notes, we mean a day on which the principal trading market for the Reference Asset is open for trading, unless otherwise specified in the relevant pricing supplement.

HYPOTHETICAL RETURNS ON YOUR NOTES

The relevant pricing supplement may include a table or chart showing hypothetical amounts that could be delivered for your notes at maturity, based on a range of hypothetical values of the Reference Asset and on various key assumptions shown in the relevant pricing supplement.

Any table or chart showing hypothetical amounts will be provided for purposes of illustration only.  It should not be viewed as an indication or prediction of future investment results.  Rather, it is intended merely to illustrate the impact that various hypothetical values of the Reference Asset on any valuation date, as calculated in the manner described in the relevant pricing supplement and assuming all other variables remained constant.  The hypothetical amounts listed in the relevant pricing supplement will be entirely hypothetical.  They will be based on values of the Reference Asset that may not be achieved on the relevant valuation date and on assumptions that may prove to be erroneous.

As calculated in the relevant pricing supplement, the hypothetical amounts payable on your notes at maturity may bear little or no relationship to the actual market value of your notes on that date or at any other time, including any time you might wish to sell your notes.  In addition, you should not view the hypothetical amounts as an indication of the possible financial return on an investment in your notes, since the financial return will be affected by various factors, including taxes, that the hypothetical information does not take into account.  Moreover, whatever the financial return on your notes might be, it may bear little relation to — and may be much less than — the financial return that you might achieve were you to invest directly in the Reference Asset.

We describe various risk factors that may affect the market value of your notes, and the unpredictable nature of that market value, under “Additional Risk Factors Specific to the Notes” above.

We cannot predict the values of the Reference Asset or, therefore, the payment at maturity.  Moreover, the assumptions we make in connection with any hypothetical information in the relevant pricing supplement may not reflect actual events.  Consequently, that information may give little or no indication of the amount that will be paid in respect of your notes at maturity, nor should it be viewed as an indication of the financial return on your notes or of how that return might compare to the financial return on an investment directly in the Reference Asset.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the notes for the purposes we describe in the accompanying prospectus supplement under “Use of Proceeds”.  We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the notes as described below.

In anticipation of the sale of the notes, we or our affiliates expect to enter into hedging transactions involving purchases of securities included in or linked to the Reference Asset and/or listed and/or over-the-counter derivative instruments linked to the Reference Asset prior to or on the pricing date.  From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into.  In this regard, we or our affiliates may:

•	acquire or dispose of the Reference Asset or its components;

•	acquire or dispose of long or short positions in listed or over-the-counter derivative instruments based on the value of the Reference Asset or its components; or

•	any combination of the above two.

We or our affiliates may acquire a long or short position in securities similar to the notes from time to time and may, in our or their sole discretion, hold or resell those similar securities.

We or our affiliates may close out our or their hedge on or before the final valuation date.  That step may involve sales or purchases of the Reference Asset or its components or over-the-counter derivative instruments linked to those assets.

The hedging activity discussed above may adversely affect the market value of the notes from time to time.  See “Additional Risk Factors Specific to the Notes—Trading and Other Transactions by Royal Bank or its Affiliates in the Reference Asset or Its Components, Futures, Options, Exchange-Traded Funds or Other Derivative Products May Adversely Affect the Market Value of the Notes” and “—The Business Activities of Royal Bank or its Affiliates May Create Conflicts of Interest” in this product prospectus supplement for a discussion of these adverse effects.

UNDERLYING STOCK ISSUERS

In the relevant pricing supplement, we will provide summary information on the business of the issuers of the equity securities (the “Underlying Stocks”) constituting the Reference Asset based on their publicly available documents.

The Underlying Stocks will be registered under the United States Securities Exchange Act of 1934, as amended (“Exchange Act”).  Companies with securities registered under the Exchange Act are required to periodically file financial and other information specified by the SEC.  This information is filed with the SEC and can be inspected and copied by you at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  In addition, information filed by the Underlying Stock issuers with the SEC electronically is available to the public over the Internet at the SEC’s website at http://www.sec.gov.  Information filed with the SEC by the Underlying Stock issuers under the Exchange Act can be located by referencing their SEC file numbers.  In addition, information about the Underlying Stock issuers may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated information.  We make no representation or warranty as to the accuracy or completeness of any such information.

HISTORICAL REFERENCE ASSET VALUE INFORMATION

We may provide historical value information on the Reference Asset or applicable Basket Components in the relevant pricing supplement.  You should not take any of those historical values as an indication of the future performance.  We cannot give you any assurance that the value of the Reference Asset or Basket Components will not decrease (or, in the case of bearish notes, increase), thus causing you to receive an amount that is less than the principal amount of your notes at maturity.

SUPPLEMENTAL DISCUSSION OF CANADIAN TAX CONSEQUENCES

An investor should read carefully the description of material Canadian federal income tax considerations relevant to a Non-resident Holder owning debt securities under “Tax Consequences—Canadian Taxation” in the accompanying prospectus.

In the opinion of Ogilvy Renault LLP, Canadian tax counsel to Royal Bank, interest (including amounts deemed for purposes of the Income Tax Act (Canada) (“ITA”) to be interest) on the notes that is paid or credited, or deemed for purposes of the ITA to be paid or credited, to a Non-resident Holder will not be subject to Canadian non-resident withholding tax, except in the circumstances described under “Tax Consequences—Canadian Taxation” in the accompanying prospectus.  If any interest paid or credited or deemed to be paid or credited on a note is to be calculated by reference to a Reference Asset  which could be viewed as a proxy for the profit of Royal Bank, such interest may be subject to Canadian non-resident withholding tax.  The Canadian withholding tax implications of such an issuance will be described particularly in the relevant pricing supplement if such notes are offered.

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general description of certain U.S. tax considerations relating to the notes. It does not purport to be a complete analysis of all tax considerations relating to the notes. Prospective purchasers of the notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the notes and receiving payments of interest, principal and/or other amounts under the notes. This summary is based upon the law as in effect on the date of this product prospectus supplement and is subject to any change in law that may take effect after such date.

Supplemental U.S. Tax Considerations

The following disclosure—including the opinion of Morrison & Foerster LLP—has been prepared without regard to any particular note that you may purchase in the future and, therefore, is provided solely as a matter of general information.  You should not rely upon the following disclosure, or the disclosure under “Tax Consequences—United States Taxation” in the accompanying prospectus or “Certain Income Tax Consequences—United States Taxation” in the accompanying prospectus supplement, with regard to an investment in any particular note because it does not take into account the terms of any particular note or the tax consequences of investing in or holding any particular note unless the relevant pricing supplement applicable to your notes expressly indicates that you may rely on the following disclosure and expressly states that you may rely on the opinion of Morrison & Foerster LLP.  Any note that you purchase may have terms that would result in a tax treatment that is significantly different from the treatment described below.

Consequently, any tax disclosure relevant to any note you may purchase will be set forth only in the relevant pricing supplement relating to your note, and, unless the relevant pricing supplement indicates otherwise, you should not rely on the tax disclosure below or in the accompanying prospectus supplement or prospectus in deciding whether to invest in any note.  Moreover, in all cases, you should consult with your own tax advisor concerning the consequences of investing in and holding any particular note you propose to purchase.

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement with respect to U.S. holders (as defined in the accompanying prospectus).  Except as otherwise noted under “Non-U.S. Holders” below, it applies only to those U.S. holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

The following section is the opinion of Morrison & Foerster LLP, counsel to Royal Bank.  The U.S. federal income tax treatment of your notes will depend on whether (i) the term of your notes exceeds one year, or (ii) the term of your notes will not exceed one year without regard to the effect of an extension in the event of a market disruption event.  Accordingly, we set forth a separate subsection for each of the situations described in the previous sentence.  In addition, the following discussion assumes that your notes pay a minimum amount at maturity that is equal to the principal amount, are denominated in U.S. dollars, and will not pay you interest during the term of the notes.  The relevant pricing supplement will discuss the tax consequences if the minimum payment on your notes is less than 100% of the principal amount, your notes are not denominated in U.S. dollars, or your notes pay you interest during the term of the notes.  Unless otherwise specified in the relevant pricing supplement, Royal Bank intends to treat any interest with respect to the notes, as determined for U.S. federal income tax purposes, as from sources within the U.S.

Where the Term of the Notes Exceeds One Year

The notes will be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments for U.S. federal income tax purposes.  Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for the notes, and applying the rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule.  This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to the notes (the “comparable yield”) and then determining a payment schedule as of the issue date that would produce the comparable yield.  A projected payment schedule with respect to a note generally is a series of projected payments, the amount and timing of which would produce a yield to maturity on that note equal to the comparable yield.  This projected payment schedule will consist of the principal amount, any noncontingent payments provided under the terms of the note, and a projection for tax purposes of each contingent payment.  These rules will generally have the effect of requiring you to include amounts as income in respect of the notes prior to your receipt of cash attributable to that income.

The amount of interest that you will be required to include in income during each accrual period for the notes will equal the product of the adjusted issue price for the notes at the beginning of the accrual period and the comparable yield for the notes for such period.  The adjusted issue price of the notes will equal the notes’ original offering price plus any interest deemed to be accrued on the notes (under the rules governing contingent payment debt instruments) and decreased by the projected amount of any payments previously made on the notes.

To obtain the comparable yield and projected payment schedule for your particular note, you should call RBC Capital Markets, LLC toll free at (866) 609-6009.  You are required to use such comparable yield and projected payment schedule in determining your interest accruals in respect of your notes, unless you timely disclose and justify on your federal income tax return the use of a different comparable yield and projected payment schedule.

The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of the notes, and we make no representations regarding the amount of contingent payments with respect to the notes.

If you purchase the notes for an amount that differs from the notes’ adjusted issue price at the time of the purchase, you must determine the extent to which the difference between the price you paid for your notes and their adjusted price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and allocate the difference accordingly.

If you purchase the notes for an amount that is less than the adjusted issue price of the notes, you must (a) make positive adjustments increasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph and (b) make positive adjustments increasing the amount of ordinary income (or decreasing the amount of ordinary loss) that you would otherwise recognize on the maturity of the notes to the extent of amounts allocated to a change in expectations as to the projected payment schedule under the preceding paragraph.  If you purchase the notes for an amount that is greater than the adjusted issue price of the notes, you must (a) make negative adjustments decreasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph and (b) make negative adjustments decreasing the amount of ordinary income (or increasing the amount of ordinary loss) that you would otherwise recognize on the maturity of the notes to the extent of amounts allocated to a change in expectations as to the projected payment schedule under the preceding paragraph.  Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of the notes at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

If the contingent payment on the notes becomes fixed on a day that is more than 6 months before the payment is due, applicable Treasury regulations provide that you should make adjustments to the prior and future interest inclusions in respect of your notes over the remaining term for the notes in a reasonable manner. You should consult your tax advisor as to what would be a “reasonable manner” in your particular situation.

You will recognize gain or loss on the sale or maturity of the notes in an amount equal to the difference, if any, between the amount of cash you receive at such time and your adjusted basis in the notes.  In general, your adjusted basis in the notes will equal the amount you paid for the notes, increased by the amount of interest you previously accrued with respect to the notes (in accordance with the comparable yield for the notes), decreased by the projected amount of any payments previously made on your notes, and increased or decreased by the amount of any positive or negative adjustment that you are required to make with respect to your notes under the rules set forth above.

Any gain you recognize on the sale or maturity of the notes will be ordinary interest income.  Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of the notes, and thereafter, capital loss.  The deductibility of capital losses is limited.

Where the Term of the Notes Will Not Exceed One Year Without Regard to the Effect of an Extension in the Event of a Market Disruption Event

The notes should be treated as a contingent debt instrument with a term of one year or less.  There are no specific rules that govern contingent short-term debt.  However, it is likely that the notes should be subject to the general rules that are applicable to short-term debt as described under the heading “Tax Consequences—United States Taxation—Original Issue Discount—Short-Term Debt Securities” in the accompanying prospectus.  For purposes of applying such rules, amounts should not be treated as having accrued on the notes until a holder is entitled to a fixed minimum positive return.

If the term of your notes may exceed one year in the event of a market disruption event, your notes may be treated as notes with a term in excess of one year.  In such case, your notes would be subject to the rules described under “Where the term of the notes exceeds one year” above.

Backup Withholding and Information Reporting

Please see the discussion under “Tax Consequences — United States Taxation — Information Reporting and Backup Withholding” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

Non-U.S. Holders

The following discussion applies to non-U.S. holders of the notes.  You are a non-U.S. holder if you are a beneficial owner of a note and are for U.S. federal income tax purposes a non-resident alien individual, a foreign corporation, or a foreign estate or trust.

Payments made to a non-U.S. holder, and any gain realized on the sale or maturity of the notes, generally should be exempt from U.S. federal income and withholding tax, subject to generally applicable exceptions set forth in the rules exempting “portfolio interest” from U.S. withholding tax, provided that (i) the holder complies with applicable certification requirements, which certification may be made on Form W-8BEN (or a substitute or successor form) on which the holder certifies, under penalties of perjury, that the holder is not a U.S. person and provides its name and address, (ii) the payment or gain is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, the holder is not present in the U.S. for 183 days or more during the taxable year of the sale or maturity of the notes.  In the case of (ii) above, the holder generally should be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a U.S. holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.  Payments made to a non-U.S. holder may be subject to information reporting and to backup withholding unless the holder complies with applicable certification and identification requirements as to its foreign status.

Legislation Affecting Taxation of Notes Held By or Through Foreign Entities

Legislation was enacted on March 18, 2010 that will, effective for payments made after December 31, 2012, impose a 30% U.S. withholding tax on U.S. source interest income (including original issue discount) and on the gross proceeds from a disposition of obligations which can produce U.S. source interest income paid to a foreign financial institution, unless such institution enters into an agreement with Treasury to collect and provide to Treasury substantial information regarding U.S. financial account holders, including certain account holders that are foreign entities with U.S. owners, with such institution.  In addition, unless Treasury regulations provide otherwise, the notes may constitute a “financial account” for these purposes.  The legislation also generally imposes a withholding tax of 30% on such payments to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity.  Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.  These withholding and reporting requirements will generally apply to payments made after December 31, 2012, and if we determine withholding is appropriate with respect to the notes, we will withhold tax at the applicable statutory rates.  However, the withholding tax will not be imposed on payments pursuant to obligations outstanding as of March 18, 2012.  Investors are urged to consult with their own tax advisors regarding the possible implications of this recently enacted legislation on their investment in the notes.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA” and the Internal Revenue Code of 1986, as amended, prohibit certain transactions involving the assets of an employee benefit plan and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Internal Revenue Code) with respect to the plan; governmental plans may be subject to similar prohibitions. Therefore, a plan fiduciary considering purchasing notes should consider whether the purchase or holding of such instruments might constitute a “prohibited transaction”.

Royal Bank and certain of its affiliates each may be considered a “party in interest” or a “disqualified person” with respect to many employee benefit plans by reason of, for example, Royal Bank (or its affiliate) providing services to such plans.  Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if notes are acquired by or with the assets of a pension or other employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Internal Revenue Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Internal Revenue Code), which we call collectively “Plans”, and with respect to which Royal Bank or any of its affiliates is a “party in interest” or a “disqualified person”, unless those notes are acquired under an exemption for transactions effected on behalf of that Plan by a “qualified professional asset manager” or an “in-house asset manager”, for transactions involving insurance company general accounts, for transactions involving insurance company pooled separate accounts, for transactions involving bank collective investment funds, or under another available exemption.  Section 408(b) (17) provides an additional exemption for the purchase and sale of securities and related lending transactions where neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and the Plan pays no more than “adequate consideration” in connection with the transaction.  The assets of a Plan may include assets held in the general account of an insurance company that are deemed to be “plan assets” under ERISA.  The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the Plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) such purchase, holding and exercise of the notes will not result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation) and (b) neither Royal Bank nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or any exercise related thereto or as a result of any exercise by Royal Bank or any of its affiliates of any rights in connection with the notes, and no advice provided by Royal Bank or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION

With respect to each note to be issued, Royal Bank will agree to sell to RBC Capital Markets, LLC, and RBC Capital Markets, LLC will agree to purchase from Royal Bank, the principal amount of the note specified, at the price specified under “Proceeds to Royal Bank of Canada”, in the relevant pricing supplement.  RBC Capital Markets, LLC intends to resell each note it purchases at the original issue price specified in the relevant pricing supplement.  In the future, RBC Capital Markets, LLC or one of our other affiliates may repurchase and resell the notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices.  For more information about the plan of distribution, the distribution agreement and possible market-making activities, see “Supplemental Plan of Distribution” in the accompanying prospectus supplement.

To the extent RBC Capital Markets, LLC resells notes to a broker or dealer less a concession equal to the entire underwriting discount, such broker or dealer may be deemed to be an “underwriter” of the notes as such term is defined in the Securities Act of 1933, as amended.

No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this product prospectus supplement or the accompanying prospectus or prospectus supplement and, if given or made, such information or representation must not be relied upon as having been authorized by Royal Bank of Canada or RBC Capital Markets, LLC.  This product prospectus supplement, the accompanying prospectus and prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities described in this product prospectus supplement nor do they constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this product prospectus supplement, the accompanying prospectus and prospectus supplement at any time does not imply that the information they contain is correct as of any time subsequent to their respective dates.

Royal Bank of Canada

Senior Global Medium-Term Notes, Series E

Market-Linked Notes

March 3, 2011